Exhibit 99.1

Cerecor Inc. Reports Second Quarter 2016 Financial Results

BALTIMORE—(BUSINESS WIRE)—August 15, 2016—Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders, today announced its financial results for the second quarter ended June 30, 2016.

“We are excited about both of our Phase 2 programs and are encouraged by the scientific community’s increasing interest in CERC-501, having recently received grants from both the National Institute on Drug Abuse and the National Institute on Alcohol Abuse and Alcoholism and being accepted for participation in a consortium with the Pharmacotherapies for Alcohol and Substance Use Disorders,” said Dr. Uli Hacksell, President and Chief Executive Officer of Cerecor. “We expect top-line data from our Phase 2 study with CERC-501 in the fourth quarter of this year and are enthusiastic about the potential use of CERC-501 for substance use disorders. Additionally, our Phase 2 study with CERC-301 for the adjunctive treatment of major depressive disorder continues to advance in line with our expectations.”

Business and Other Highlights

Research and Development

   In April, awarded a $1 million research and development grant from the National Institute on Drug Abuse at the National Institutes of Health, which provides additional resources for the ongoing Phase 2 proof-of-concept clinical trial with CERC-501 for smoking cessation.

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In July, awarded a $1 million research and development grant from the National Institute on Alcohol Abuse and Alcoholism at the National Institutes of Health, which provides additional resources to progress the development of CERC-501 for the treatment of alcohol use disorder.

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In July, announced a research grant from the Pharmacotherapies for Alcohol and Substance Use Disorders Consortium to assess the efficacy of CERC-501, separately and in combination with one of two anti-hypertensive drugs, in reducing post-traumatic stress disorder-induced alcohol use disorder in animal models.

Business and Leadership

   Held our first Annual Meeting of Stockholders as a public company in May.

   The board of directors and stockholders re-elected Eugene A. Bauer, M.D. and Magnus Persson, M.D., Ph.D. to the board of directors to hold office until the 2019 Annual Meeting of Stockholders.

Second Quarter 2016 Financial Results

Cerecor reported a net loss of $3.5 million, or $0.41 per common share1, for the second quarter of 2016, compared to a net loss of $2.9 million, or $4.48 per common share2, for the second quarter of 2015.

1.	Based on weighted-average common shares outstanding of 8,650,143.
2.	Based on weighted-average common shares outstanding of 649,721.

As of June 30, 2016, Cerecor’s cash and cash equivalents totaled $11.9 million, compared to $21.2 million at December 31, 2015. This decrease resulted from the funding of our research and development activities, our ongoing operations, and payments made on our term loan.

Research and development (“R&D”) expenses increased to $2.5 million for the second quarter of 2016, compared to $1.9 million for the second quarter of 2015. The increase was driven primarily by the costs for the ongoing Phase 2 trial with CERC-501 for smoking cessation, which experienced significant enrollment activity during the second quarter.  During the comparable period, R&D expenses for CERC-501 were primarily limited to in-licensing fees.

General and administrative (“G&A”) expenses increased to $1.6 million for the second quarter of 2016, compared to $1.0 million for the second quarter of 2015. The increase was primarily due to increased legal, consulting and other professional fees associated with becoming a public company as well as increased salaries and related costs.

About Cerecor

Cerecor is a clinical-stage biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders. We are committed to the development of drugs that improve lives by applying our extensive knowledge and experience in central nervous system disorders. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates: CERC-301 and CERC-501.

CERC‑301 is currently in Phase 2 development as an oral, rapidly acting adjunctive treatment for patients with severe major depressive disorder (“MDD”) who are failing to achieve an adequate response to their current antidepressant treatment, with a rapid onset of effect. Cerecor received fast track designation by the United States Food and Drug Administration in November 2013 for CERC‑301 for the treatment of MDD. CERC‑301 belongs to a class of compounds known as antagonists, or inhibitors, of the N‑methyl‑D‑aspartate (“NMDA”) receptor, a receptor subtype of the glutamate neurotransmitter system that is responsible for controlling neurological adaptation. We believe CERC‑301 will be a first-in-class medication that will cause a significant reduction in depressive symptoms in a matter of days, as compared to weeks or months with conventional therapies, because it specifically blocks the NMDA receptor subunit 2B, which we believe provides rapid and significant antidepressant activity without the adverse side effect profile of non‑selective NMDA receptor antagonists.

CERC‑501 is currently in Phase 2 development for smoking cessation. CERC-501 is a potent and selective kappa opioid receptor (“KOR”) antagonist. KORs are believed to play key roles in modulating stress, mood and addictive behaviors. Ultimately, Cerecor intends to pursue development of CERC-501 for the treatment of substance use disorders more broadly (e.g., nicotine, alcohol, and/or cocaine) and as an adjunctive treatment of MDD. In addition to Cerecor’s Phase 2 trial, two externally-funded clinical trials are being conducted to evaluate the use of CERC-501 in treating cocaine addiction and mood disorders. One study is being conducted under the auspices of the National Institute of Mental Health and the second study is being funded by a private foundation.

In addition to our two clinical Phase 2-stage product candidates, Cerecor has one preclinical stage asset, CERC-406, a brain penetrant catechol‑O‑methyltransferase (“COMT”) inhibitor with potential procognitive activity.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions (including their use in the negative), or by discussions of future matters such as the development of product candidates or products, technology enhancements, possible changes in legislation, and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cerecor Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Grant revenue	$650	$—	$650	$—
Operating expenses:
Research and development	2,502	1,875	4,795	3,599
General and administrative	1,636	1,016	4,286	1,777
Loss from operations	(3,488)	(2,891)	(8,431)	(5,376)
Other income (expense):
Change in fair value of warrant liability, unit purchase option liability and investor rights obligation	91	197	44	(337)
Interest income (expense), net	(127)	(219)	(277)	(437)
Total other income (expense)	(36)	(22)	(233)	(774)
Net loss	$(3,524)	$(2,913)	$(8,664)	$(6,150)
Net loss per share of common stock, basic and diluted	$(0.41)	$(4.48)	$(1.00)	$(9.47)
Weighted-average shares of common stock outstanding, basic and diluted	8,650,143	649,721	8,650,143	649,721

Cerecor Inc.

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,880	$21,162
Grants receivable	650	—
Prepaid expenses and other current assets	542	402
Restricted cash	59	59
Total current assets	13,131	21,623
Property and equipment, net	41	35
Total assets	$13,172	$21,658
Liabilities and stockholders’ equity
Liabilities	$7,601	$8,574
Stockholders’ equity	5,571	13,084
Total liabilities and stockholders’ equity	$13,172	$21,658

Media Contact

MacDougall Biomedical Communications

Doug MacDougall or Joe Rayne – 781-235-3060

ir@cerecor.com